Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements on Form S-1 of VB Clothing Inc. of our report dated November 9, 2010, with respect to the financial statements of VB Clothing Inc. included in this Report on Form S-1 for the period on the date of inception on October 15, 2010 (inception) to October 22, 2010.

/s/ SAM KAN & COMPANY
Firm’s Manual Signature
Alameda, CA
City, State
November 22, 2010
Date